EXHIBIT 12


                       Statement Regarding Computation of
                       Ratio of Earnings to Fixed Charges

CORNERSTONE REALTY INCOME TRUST, INC.
RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                              Supplemental Pro Forma
                                                                                                              ----------------------
                                                                   Year Ended December 31,
                                          12/31/97          1996           1995           1994         1993      12/31/97 (b)
                                        ---------------------------------------------------------------------  --------------
Net Income (loss)                       $ 19,225,553    $(4,169,849)    $5,229,715    $2,386,303    $496,646    $ 20,342,399

  ADD:
      Fixed Charges                        7,657,173      1,474,643        314,337        12,737       2,452      10,068,826
                                        ---------------------------------------------------------------------  --------------

Earnings                                  26,882,726     (2,695,206)     5,544,052     2,399,040     499,098      30,411,225


Fixed Charges:
      Interest on indebtedness             7,348,517      1,336,419        250,633             -           -       9,760,170
      Amortization of loan costs             212,802         91,592         43,983             -           -         212,802
      Portion of rents representaive
        of interest factor                    95,854         46,632         19,721        12,737       2,452          95,854
      Capitalized interest                         -              -              -             -           -               -
                                        ------------------------------------------------------------------------------------

Fixed Charges                              7,657,173      1,474,643        314,337        12,737       2,452      10,068,826
                                        ------------------------------------------------------------------------------------


Ratio of Earnings to Fixed Charges              3.51            (a)          17.64        188.36      203.56            3.02
                                        ====================================================================================


     (a) Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges. The amount of coverage deficiency was $4,169,849 for the year ended December 31, 1996.

     (b) To give effect to 11 of the 13 acquisitions in 1997 for the period of time not owned by the Company.